UFP Industries, Inc.

Exhibit 99(a)

FOR IMMEDIATE RELEASE

Monday, April 28, 2025

UFP Industries Announces First Quarter 2025 Results

GRAND RAPIDS, Mich., Monday, April 28, 2025 – UFP Industries, Inc. (Nasdaq: UFPI) today announced first quarter 2025 results including net sales of $1.60 billion, net earnings attributable to controlling interests of $78.8 million, and earnings per diluted share of $1.30.

“While our first quarter proved more challenging than anticipated and visibility remains limited, we are more encouraged by recent business trends,” said Will Schwartz, UFP Industries CEO. “Business activity improved sequentially in each month during the quarter and that improvement has continued into April. Despite the uncertainty, our team continues to stay laser-focused on what we can control by directing our efforts to activities that improve profitability and streamline our costs. We remain on target to realize $60 million of structural cost savings by year-end 2026, and we continue to accelerate investments across our portfolio into higher-growth and higher-margin opportunities that meet our return on capital targets.”

“In tough economic climates, the combination of our scale, diversification, and unique company culture becomes an even more important strategic advantage. These factors have historically led us to outperform the market, and we see the current environment as no different. While the prospect of lumber tariffs only adds to the macro uncertainty, we have dealt with lumber tariffs for many years and are well equipped to manage through them. We believe our diverse and balanced customer base will help us navigate through any market challenges. Finally, our balance sheet and free cash flow generation enhance our competitive advantage and provide us the flexibility to invest organically and pursue strategic M&A and opportunistic share repurchases, all while maintaining our conservative capital structure.”

First Quarter 2025 Highlights (comparisons on a year-over-year basis except where noted):

●Net sales of $1.60 billion decreased 2.7 percent due to a 0.7 percent decrease in selling prices and 2 percent decrease in organic unit sales.
●New product sales of $106 million were 6.7 percent of total sales compared to 7.2 percent in the first quarter of 2024.
●Net earnings attributable to controlling interests of $78.8 million represents a 35 percent decrease from last year. Net earnings attributable to controlling interests of $120.8 million last year included $7.3 million of additional tax benefits related to our deduction for share-based compensation.

UFP Industries, Inc.

●	Adjusted EBITDA[1] was $142.2 million in the quarter or 8.9 percent of sales, compared to $180.8 million or 11.0 percent of sales for the same period a year ago.

Capital Allocation

UFP Industries maintains a strong balance sheet with nearly $903.6 million in cash as of March 29, 2025, compared to $979.7 million in cash at the end of the first quarter of 2024. As of March 29, 2025, the company had approximately $2.2 billion of liquidity consisting of cash and remaining availability under its revolving credit facility and a shelf agreement with certain lenders. The company’s return-focused approach to capital allocation includes the following:

-	Acquisitions and Organic Growth. The company seeks strategic acquisitions and invests in organic growth opportunities when acquisition targets are not available at valuations that will allow us to meet or exceed targeted return rates. In 2024, the company announced up to $1 billion in capital investments across the portfolio through 2028 for automation, technology upgrades, geographic expansion and increased capacity at existing facilities, primarily for its Deckorators and Site Built business units and its Packaging segment. The company expects to invest approximately $300 million to $350 million in capital projects in 2025.

-	Dividend payments. On April 23, 2025, the UFP Industries Board of Directors approved a quarterly dividend payment of $0.35 per share, a 6 percent increase over the quarterly dividend of $0.33 per share paid throughout 2024. The dividend is payable on June 16, 2025, to shareholders of record on June 2, 2025.

-	Share repurchases. On April 23, 2025, the UFP Industries Board of Directors authorized the company to amend its share repurchase authorization, dated July 24, 2024, from up to $200 million of shares through July 31, 2025, to $300 million through the same period. Since July 24, 2024, the company has repurchased 1,624,069 shares at an average share price of $105.93 (a total of $172 million). During the first quarter of 2025, the company repurchased approximately 649,060 shares at an average share price of $108.00 (a total of $70.1 million), and in April repurchased approximately 1,022,493 shares at an average share price of $104.65 (a total of $107 million). As of April 28, 2025, the company has $122 million remaining in its authorization.

1 Represents a non-GAAP measurement; see the reconciliation of non-GAAP financial measures and related explanations below.

UFP Industries, Inc.

By business segment, the company reported the following results:

UFP Retail Solutions

Net sales of $607 million were down 3 percent compared to the first quarter of 2024. Organic unit sales decreased 4 percent, which was partially offset by a 1 percent increase in selling prices. Organic unit sales decreased 11 percent for Deckorators and 3 percent for ProWood. Gross profit was $81 million or 13.3 percent of sales compared to $101 million or 16.1 percent of sales over the same period in 2024. Gross profit declined for Deckorators as a result of a temporary decline in volume due to a strategic shift in the business as well as unfavorable cost variances due to fixed costs. Gross profit for ProWood declined primarily due to a decline in unit sales as a result of softer demand and competitive price pressure and higher material costs on certain products sold with a fixed price. Price increases have recently been accepted to offset these increased costs.

UFP Packaging

Net sales of $410 million were down 3 percent compared to the first quarter of 2024. A 3 percent decline in organic unit sales and a 1 percent decline in selling prices were partially offset by a 1 percent increase from an acquisition. A 5 percent decline in organic unit sales for Structural Packaging and a 1 percent decline in organic unit sales for PalletOne, both attributable to softer demand, were partially offset by a 13 percent increase in organic unit sales for Protective Packaging due to capacity increases. Gross profit for the Packaging segment was $70 million or 17.0 percent of sales compared to $85 million or 20.1 percent of sales in the first quarter last year. Gross profit declined primarily due to softer demand, lower unit sales, and competitive pricing and higher material costs in our Pallet One and Structural Packaging business units.

UFP Construction

Net sales of $516 million were flat compared to the first quarter of 2024. Organic unit sales increased 3 percent, which was offset by a 3 percent decrease in selling prices. Organic unit sales increased 13 percent in Factory Built primarily due to an increase in industry production, and organic unit sales increased 4 percent in Commercial and 3 percent in Concrete Forming. Organic unit sales in Site Built decreased 5 percent due to softer demand. Gross profit for the Construction segment was $91 million or 17.6 percent of sales compared to $114 million or 22.1 percent of sales in the first quarter last year. The decrease in gross profit was primarily due to more competitive pricing in our Site Built business unit.

Short-Term Outlook

Tariff impacts: We are working closely with our domestic and international suppliers to navigate the recently proposed tariffs on several of our raw materials, which have been paused in Mexico and Canada. If tariffs are enacted, the demand for domestic products would be expected to increase, which will likely increase costs as capacity gets challenged. Although the trade landscape continues to evolve, since we do not own any foreign sawmills and have excellent relationships with our mill partners, we believe we are currently in a strong position to adapt quickly to tariffs without material adverse financial impact after a short adjustment period. The company will continue to monitor the market and make decisions quickly to minimize disruption.

UFP Industries, Inc.

End Market Demand: We anticipate the softer demand and competitive pricing environment will continue through the remainder of 2025, with overall demand slightly down in each of our segments. We anticipate a decline in Site Built will be partially offset by an increase in Factory Built.

Long-Term Outlook

The company’s long-term goals remain unchanged and include: 1) achieving 7-10 percent unit sales growth annually (including bolt-on acquisitions) and at least 10 percent of all sales coming from new products; 2) achieving 12.5 percent EBITDA margins; 3) earning an incremental return on new investments over our hurdle rate; and 4) maintaining a conservative capital structure.

CONFERENCE CALL

UFP Industries will conduct a conference call to discuss its outlook and information included in this news release at 9:00 a.m. ET on Tuesday, April 29, 2025. The call will be hosted by CEO Will Schwartz and CFO Michael Cole and will be available simultaneously and in its entirety to all interested investors and news media through a webcast at https://www.ufpinvestor.com/news-filings-reports#events---presentations. A replay of the call will be available through the website.

UFP Industries, Inc.

UFP Industries, Inc. is a holding company whose operating subsidiaries – UFP Packaging, UFP Construction and UFP Retail Solutions – manufacture, distribute and sell a wide variety of value-added products used in residential and commercial construction, packaging and other industrial applications worldwide. Founded in 1955, the company is headquartered in Grand Rapids, Mich., with affiliates in North America, Europe, Asia and Australia. UFP Industries is ranked #493 on the Fortune 500 and #128 on Industry Week’s list of America’s Largest Manufacturers. For more about UFP Industries, go to www.ufpi.com.

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act, as amended, that are based on management’s beliefs, assumptions, current expectations, estimates and projections about the markets we serve, the economy and the Company itself. Words like “anticipates,” “believes,” “confident,” “estimates,” “expects,” “forecasts,” “likely,” “plans,” “projects,” “should,” variations of such words, and similar expressions identify such forward-looking statements. These statements do not guarantee future performance and involve certain risks, uncertainties and assumptions that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. The Company does not undertake to update forward-looking statements to reflect facts, circumstances, events, or assumptions that occur after the date the forward-looking statements are made. Actual results could differ materially from those included in such forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainty. Among the factors that could cause actual results to differ materially from forward-looking statements are the following: fluctuations in currency and inflation; fluctuations in the price of lumber; adverse or unusual weather conditions; adverse economic conditions in the markets we serve; changes in tariffs, import/export regulations, and other trade policies; concentration of sales to customers; the success of vertical integration strategies; excess capacity or supply chain challenges; inbound and outbound transportation costs; alternatives to replace treated wood products; government regulations, particularly involving environmental and safety regulations; our ability to make successful business acquisitions; cybersecurity breaches; and potential pandemics. Certain of these risk factors as well as other risk factors and additional information are included in the Company's reports on Form 10-K and 10-Q on file with the Securities and Exchange Commission

UFP Industries, Inc.

Non-GAAP Financial Information

This release includes certain financial information not prepared in accordance with U.S. GAAP. Because not all companies calculate non-GAAP financial information identically (or at all), the presentations herein may not be comparable to other similarly titled measures used by other companies. Management uses Adjusted EBITDA, a non-GAAP financial measure, in order to evaluate historical and ongoing operations. Management believes that this non-GAAP financial measure is useful in order to enable investors to perform meaningful comparisons of historical and current performance. Adjusted EBITDA is intended to supplement and should be read together with the financial results. Adjusted EBITDA should not be considered an alternative or substitute for, and should not be considered superior to, the reported financial results. Accordingly, users of this financial information should not place undue reliance on the non-GAAP financial measure. See the table below for a reconciliation of Adjusted EBITDA to net earnings.

Net earnings

Net earnings refers to net earnings attributable to controlling interest unless specifically noted.

# # #

---------------AT THE COMPANY---------------

Stanley Elliott

Director of Investor Relations

(804) 337-8217

UFP Industries, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS AND

COMPREHENSIVE INCOME (UNAUDITED)

FOR THE THREE MONTHS ENDED

MARCH 2025/2024

	Quarter Period and Year to Date
(In thousands, except per share data)	2025		2024
NET SALES	$1,595,519	100.0%	$1,638,966	100.0%

COST OF GOODS SOLD	1,327,323	83.2	1,312,888	80.1

GROSS PROFIT	268,196	16.8	326,078	19.9

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	176,254	11.0	192,059	11.7
NET GAIN ON DISPOSITION AND IMPAIRMENT OF ASSETS	(76)	—	(231)	—
OTHER (GAINS) LOSSES, NET	(234)	—	427	—

EARNINGS FROM OPERATIONS	92,252	5.8	133,823	8.2

INTEREST AND OTHER	(8,429)	(0.5)	(12,763)	(0.8)

EARNINGS BEFORE INCOME TAXES	100,681	6.3	146,586	8.9

INCOME TAXES	21,258	1.3	25,487	1.6

NET EARNINGS	79,423	5.0	121,099	7.4

LESS NET EARNINGS ATTRIBUTABLE TO NONCONTROLLING INTEREST	(670)	—	(308)	—

NET EARNINGS ATTRIBUTABLE TO CONTROLLING INTEREST	$78,753	4.9	$120,791	7.4

EARNINGS PER SHARE - BASIC	$1.30		$1.96

EARNINGS PER SHARE - DILUTED	$1.30		$1.96

COMPREHENSIVE INCOME	$82,604		$119,969

LESS COMPREHENSIVE INCOME ATTRIBUTABLE TO NONCONTROLLING INTEREST	(637)		(591)

COMPREHENSIVE INCOME ATTRIBUTABLE TO CONTROLLING INTEREST	$81,967		$119,378

UFP Industries, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS AND

RECONCILIATION TO ADJUSTED EBITDA BY SEGMENT (UNAUDITED)

FOR THE THREE MONTHS ENDED MARCH 2025

	Quarter Period and Year to Date 2025
(In thousands)	Retail	Packaging	Construction	All Other	Corporate	Total
NET SALES	$607,383	$410,008	$515,940	$60,298	$1,890	$1,595,519
COST OF GOODS SOLD	526,088	340,434	425,140	49,666	(14,005)	1,327,323
GROSS PROFIT	81,295	69,574	90,800	10,632	15,895	268,196
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	55,355	47,769	62,784	8,462	1,884	176,254
NET LOSS (GAIN) ON DISPOSITION AND IMPAIRMENT OF ASSETS	24	32	120	—	(252)	(76)
OTHER (GAINS) LOSSES, NET	(218)	—	80	(54)	(42)	(234)
EARNINGS FROM OPERATIONS	26,134	21,773	27,816	2,224	14,305	92,252
INTEREST AND OTHER	(60)	328	(1)	(947)	(7,749)	(8,429)
EARNINGS BEFORE INCOME TAXES	26,194	21,445	27,817	3,171	22,054	100,681
INCOME TAXES	5,531	4,528	5,873	669	4,657	21,258
NET EARNINGS	$20,663	$16,917	$21,944	$2,502	$17,397	$79,423
INTEREST AND OTHER	(60)	328	(1)	(947)	(7,749)	(8,429)
INCOME TAXES	5,531	4,528	5,873	669	4,657	21,258
EXPENSES ASSOCIATED WITH SHARE-BASED COMPENSATION ARRANGEMENTS	1,424	2,164	2,825	264	4,884	11,561
NET LOSS (GAIN) ON DISPOSITION AND IMPAIRMENT OF ASSETS	24	32	120	—	(252)	(76)
GAIN FROM REDUCTION OF ESTIMATED EARNOUT LIABILITY	—	—	(344)	—	—	(344)
DEPRECIATION EXPENSE	7,310	8,897	6,191	944	9,599	32,941
AMORTIZATION OF INTANGIBLES	957	2,179	702	1,601	378	5,817
ADJUSTED EBITDA	$35,849	$35,045	$37,310	$5,033	$28,914	$142,151

ADJUSTED EBITDA AS A PERCENTAGE OF NET SALES	5.9%	8.5%	7.2%	8.3%	*	8.9%
* Not meaningful

UFP Industries, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS AND

RECONCILIATION TO ADJUSTED EBITDA BY SEGMENT (UNAUDITED)

FOR THE THREE MONTHS ENDED MARCH 2024

	Quarter Period and Year to Date 2024
(In thousands)	Retail	Packaging	Construction	All Other	Corporate	Total
NET SALES	$628,765	$424,418	$517,896	$66,947	$940	$1,638,966
COST OF GOODS SOLD	527,641	338,978	403,561	49,002	(6,294)	1,312,888
GROSS PROFIT	101,124	85,440	114,335	17,945	7,234	326,078
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	55,610	53,941	69,150	13,391	(33)	192,059
NET (GAIN) LOSS ON DISPOSITION AND IMPAIRMENT OF ASSETS	(272)	253	(1)	(9)	(202)	(231)
OTHER (GAINS) LOSSES, NET	(194)	—	(156)	690	87	427
EARNINGS FROM OPERATIONS	45,980	31,246	45,342	3,873	7,382	133,823
INTEREST AND OTHER	(94)	588	(11)	(3,591)	(9,655)	(12,763)
EARNINGS BEFORE INCOME TAXES	46,074	30,658	45,353	7,464	17,037	146,586
INCOME TAXES	8,011	5,330	7,885	1,298	2,963	25,487
NET EARNINGS	$38,063	$25,328	$37,468	$6,166	$14,074	$121,099
INTEREST AND OTHER	(94)	588	(11)	(3,591)	(9,655)	(12,763)
INCOME TAXES	8,011	5,330	7,885	1,298	2,963	25,487
EXPENSES ASSOCIATED WITH SHARE-BASED COMPENSATION ARRANGEMENTS	1,688	2,189	2,465	299	4,636	11,277
NET (GAIN) LOSS ON DISPOSITION AND IMPAIRMENT OF ASSETS	(272)	253	(1)	(9)	(202)	(231)
DEPRECIATION EXPENSE	6,965	8,469	5,384	789	8,412	30,019
AMORTIZATION OF INTANGIBLES	998	2,192	702	1,534	456	5,882
ADJUSTED EBITDA	$55,359	$44,349	$53,892	$6,486	$20,684	$180,770

ADJUSTED EBITDA AS A PERCENTAGE OF NET SALES	8.8%	10.4%	10.4%	9.7%	*	11.0%
* Not meaningful

UFP Industries, Inc.

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

MARCH 2025/2024

(In thousands)
ASSETS	2025	2024	LIABILITIES AND EQUITY	2025	2024

CURRENT ASSETS			CURRENT LIABILITIES
Cash and cash equivalents	$903,562	979,746	Accounts payable	$277,690	$254,902
Restricted cash	1,061	761	Accrued liabilities and other	214,751	226,065
Investments	30,725	36,978	Current portion of debt	4,085	44,051
Accounts receivable	712,990	713,414
Inventories	754,913	745,295
Other current assets	61,140	38,221

TOTAL CURRENT ASSETS	2,464,391	2,514,415	TOTAL CURRENT LIABILITIES	496,526	525,018

OTHER ASSETS	266,949	258,537	LONG-TERM DEBT AND FINANCE LEASE OBLIGATIONS	229,936	233,046
INTANGIBLE ASSETS, NET	495,921	511,127	OTHER LIABILITIES	159,488	185,097

			TEMPORARY EQUITY	5,280	19,383

PROPERTY, PLANT AND EQUIPMENT, NET	923,025	794,560	SHAREHOLDERS' EQUITY	3,259,056	3,116,095

TOTAL ASSETS	$4,150,286	$4,078,639	TOTAL LIABILITIES AND EQUITY	$4,150,286	$4,078,639

UFP Industries, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

FOR THE THREE MONTHS ENDED

MARCH 2025/2024

(In thousands)	2025	2024
CASH FLOWS USED IN OPERATING ACTIVITIES:
Net earnings	$79,423	$121,099
Adjustments to reconcile net earnings to net cash from operating activities:

Depreciation	32,941	30,019
Amortization of intangibles	5,817	5,882
Expense associated with share-based and grant compensation arrangements	11,561	11,277
Deferred income taxes	(17)	119
Unrealized loss (gain) on investment and other	672	(2,130)
Equity in loss of investee	19	594
Net gain on sale, disposition and impairment of assets	(76)	(231)
Gain from reduction of estimated earnout liability	(344)	—
Changes in:
Accounts receivable	(211,709)	(164,613)
Inventories	(33,830)	(17,788)
Accounts payable	52,902	52,264
Accrued liabilities and other	(46,166)	(53,290)
NET CASH USED IN OPERATING ACTIVITIES	(108,807)	(16,798)

CASH FLOWS USED IN INVESTING ACTIVITIES:
Purchases of property, plant, and equipment	(67,268)	(49,148)
Proceeds from sale of property, plant and equipment	758	1,344
Acquisitions, net of cash received and purchase of equity method investment	(3,735)	—
Purchases of investments	(7,191)	(9,352)
Proceeds from sale of investments	2,304	4,300
Other	(418)	(3,206)
NET CASH USED IN INVESTING ACTIVITIES	(75,550)	(56,062)

CASH FLOWS USED IN FINANCING ACTIVITIES:
Borrowings under revolving credit facilities	4,798	5,100
Repayments under revolving credit facilities	(4,752)	(4,278)
Repayment of debt on behalf of investee	—	(6,303)
Contingent consideration payments and other	(221)	(3,779)
Proceeds from issuance of common stock	650	654
Dividends paid to shareholders	(21,322)	(20,411)
Distributions to noncontrolling interest	—	(3,331)
Payments to taxing authorities in connection with shares directly withheld from employees	(9,547)	(17,838)
Repurchase of common stock	(60,553)	(18,798)
Other	21	16
NET CASH USED IN FINANCING ACTIVITIES	(90,926)	(68,968)

Effect of exchange rate changes on cash	312	79
NET CHANGE IN CASH AND CASH EQUIVALENTS	(274,971)	(141,749)

ALL CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	1,179,594	1,122,256

ALL CASH AND CASH EQUIVALENTS, END OF PERIOD	$904,623	$980,507

Reconciliation of cash and cash equivalents and restricted cash:
Cash and cash equivalents, beginning of period	$1,171,828	$1,118,329
Restricted cash, beginning of period	7,766	3,927
All cash and cash equivalents, beginning of period	$1,179,594	$1,122,256

Cash and cash equivalents, end of period	$903,562	$979,746
Restricted cash, end of period	1,061	761
All cash and cash equivalents, end of period	$904,623	$980,507